UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSATLANTIC PETROLEUM LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSATLANTIC PETROLEUM LTD.

Dear TransAtlantic Shareholder:

You are cordially invited to attend an annual meeting of shareholders of TransAtlantic Petroleum Ltd. (“TransAtlantic”) to be held at the offices of TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, Texas, on Monday, June 24, 2013 at 10:00 a.m. local time for the following purposes:

1.	to elect seven directors to the board of directors, each to serve for a term of one year or until their respective successors are elected and qualified;

2.	to appoint KPMG LLP to serve as TransAtlantic’s independent registered public accounting firm for the year ending December 31, 2013 and to authorize TransAtlantic’s audit committee to determine their remuneration; and

3.	to transact any and all other business that may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

In addition, the audited financial statements for the year ended December 31, 2012 together with the report of the auditors thereon will be placed before the shareholders at the annual meeting.

The Notice of Annual Meeting of Shareholders and related Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. TransAtlantic’s annual report for the year ended December 31, 2012 is also enclosed.

Your vote is very important, regardless of the number of common shares you own. Only shareholders who owned common shares of TransAtlantic at the close of business on April 30, 2013, the record date for the annual meeting, will be entitled to vote at the annual meeting. To vote your common shares, you may use the enclosed proxy card or attend the annual meeting and vote in person. On behalf of the board of directors, I urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the annual meeting.

I thank you for your support of our company and look forward to seeing you at the annual meeting.

Sincerely,

N. Malone Mitchell, 3rd

Chief Executive Officer

The enclosed Proxy Statement is dated May 16, 2013 and is expected to be first sent or given to shareholders of TransAtlantic on or about May 29, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MONDAY, JUNE 24, 2013: The Proxy Statement, Annual Report and Proxy Card are also available at www.transatlanticpetroleum.com/s/agm.asp.

TRANSATLANTIC PETROLEUM LTD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, JUNE 24, 2013

NOTICE IS HEREBY GIVEN that an Annual Meeting (the “Annual Meeting”) of the holders of common shares of TransAtlantic Petroleum Ltd. (the “Company”) will be held at the the offices of TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, Texas, on Monday, June 24, 2013, at 10:00 a.m. local time for the following purposes:

1.	to elect seven directors to the board of directors, each to serve for a term of one year or until their respective successors are elected and qualified;

2.	to appoint KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013 and to authorize the Company’s audit committee to determine their remuneration; and

3.	to transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

In addition, the audited financial statements for the year ended December 31, 2012 together with the report of the auditors thereon will be placed before the shareholders at the Annual Meeting.

Only shareholders who owned common shares of the Company at the close of business on April 30, 2013, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided.

By Order of the Board of Directors,

N. MALONE MITCHELL, 3rd

Chief Executive Officer

Addison, Texas

May 16, 2013

TRANSATLANTIC PETROLEUM LTD.

c/o TransAtlantic Petroleum (USA) Corp.

16803 Dallas Parkway

Addison, Texas 75001

(214) 220-4323

PROXY STATEMENT

DATED MAY 16, 2013

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, JUNE 24, 2013

The accompanying proxy is solicited by the board of directors and management on behalf of TransAtlantic Petroleum Ltd. (the “Company”), to be voted at the 2013 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Monday, June 24, 2013, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournments or postponements of that meeting. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, such shares will be voted “FOR” the election of the director nominees and “FOR” the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013 and to authorize the Company’s audit committee to determine their remuneration, all as set forth in the accompanying Notice.

ABOUT THE ANNUAL MEETING

The Annual Meeting will be held on Monday, June 24, 2013 at 10:00 a.m. local time at the offices of TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, Texas. A complete list of registered shareholders entitled to vote at the Annual Meeting will be available for inspection at the registered office of the Company and the Calgary office of its registrar and transfer agent, Computershare Investor Services Inc. (“Computershare”), during regular business hours and at the Annual Meeting.

This proxy statement and accompanying proxy card are being mailed on or about May 29, 2013. The Company’s Annual Report to Shareholders covering the year ended December 31, 2012 (the “Annual Report”) is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

The principal executive offices of the Company are located at, and the mailing address of the Company is, 16803 Dallas Parkway, Addison, Texas 75001, c/o TransAtlantic Petroleum (USA) Corp.

Who Can Vote

The board of directors of the Company has fixed April 30, 2013 as the record date (the “Record Date”) for determining shareholders of the Company entitled to receive notice of and vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. There were 368,906,996 common shares of the Company, par value $0.01 per share (the “Common Shares”), issued and outstanding on April 30, 2013. Each shareholder will have one vote for each Common Share of the Company owned of record at the close of business on the Record Date.

Quorum and Voting Requirements

The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing not less than 10% of the issued and outstanding Common Shares entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting.

For proposal 1, a majority of the votes cast at the Annual Meeting is required for approval. For each director nominee, shareholders may either vote “FOR” that director nominee, “AGAINST” that director nominee or may “WITHHOLD” their vote from that director nominee. This means that the shareholders will elect a director nominee when the number of votes cast for a director nominee’s election exceeds the number of votes cast against that director nominee’s election.

For proposal 2, a majority of the votes cast at the Annual Meeting is required for approval. Shareholders may either vote “FOR,” “AGAINST” or “ABSTAIN.”

An automated system administered by the Company’s transfer agent tabulates the votes. Each proposal is tabulated separately.

Votes Withheld, Abstentions and Broker Non-Votes

A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Proposal 2, the appointment of the Company’s independent registered public accounting firm, is a discretionary item under the voting procedures of the New York Stock Exchange (“NYSE”). NYSE-member brokers can vote your shares on proposal 2 even if you do not provide them with voting instructions.

Votes withheld, abstentions and broker “non-votes” are counted as present for purposes of establishing a quorum. Votes withheld do not count as a vote cast and will have no effect on the outcome of proposal 1. Abstentions do not count as a vote cast and will have no effect on the outcome of proposal 2. Broker “non-votes” will have no effect on the outcome of proposal 1 and are not applicable to proposal 2 as described above.

How to Vote

If your Common Shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order to vote your shares. If you are the shareholder of record, you may either vote in person at the meeting or by proxy. Shareholders of record can appoint a proxy to vote their shares by completing, signing, dating and returning the enclosed proxy card. All Common Shares represented by a proxy properly delivered by the shareholder of record and received by the Company’s transfer agent, Computershare, by 10:00 a.m. Central Daylight Saving time on June 20, 2013 will be voted as specified in the proxy, unless validly revoked as described below. If you return a proxy card by mail and do not specify your vote, your shares will be voted as recommended by the board of directors. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing and corporations should vote by an authorized officer whose title should be indicated.

The board of directors is not currently aware of any business that will be brought before the Annual Meeting other than the proposals described in this proxy statement. If, however, other matters are properly brought before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting, the persons appointed as proxies will have, unless the terms of their appointment otherwise provide, discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Revocation of Proxies

You may revoke your proxy before it is voted (i) by so notifying the Secretary of the Company in writing at the location of the Annual Meeting not less than one hour before the time fixed for the beginning of the Annual Meeting; (ii) by signing and dating a new and different proxy card and mailing it to Computershare such that it is received by Computershare by 10:00 a.m. Central Daylight Saving time on June 20, 2013; or (iii) by voting your shares in person or by an appointed agent or representative at the Annual Meeting. You cannot revoke your proxy merely by attending the Annual Meeting.

Solicitation of Proxies

This proxy solicitation is being made on behalf of the Company by its board of directors and management. The solicitation of proxies will be primarily by mail, but may also be made by telephone, electronic or oral communications by the directors, officers and regular employees of the Company at no additional compensation. The cost of any such solicitation will be borne by the Company. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by the Company for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Board Recommendation

The board of directors recommends that you vote “FOR” each of the Company’s director nominees and “FOR” the appointment of KPMG LLP, a Delaware limited partnership (“KPMG LLP”), to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013 and to authorize the Company’s audit committee to determine their remuneration.

Multiple Shareholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), one proxy statement and one Annual Report may be delivered to two or more shareholders who share an address in the United States, unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement and the Annual Report at a shared address to which a single copy of the proxy statement and the Annual Report was delivered. Requests for additional copies of the proxy statement and the Annual Report, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to the Company’s Corporate Secretary, TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, Texas, 75001, or at telephone number (214) 220-4323. In addition, shareholders who share a single address in the United States but receive multiple copies of the proxy statement and the Annual Report may request that they receive a single copy in the future by contacting the Company at the address and phone number set forth in the prior sentence.

2012 Audited Financial Statements

Under the Company’s Bye-Laws and Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, at the Annual Meeting, the Company will present its consolidated financial statements for the fiscal year ended December 31, 2012, which have been audited by KPMG LLP. Those financial statements are included in the Annual Report, a copy of which is being delivered, or is otherwise made available, together with this proxy statement. Representatives of KPMG LLP are expected to attend the Annual Meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire. No vote is required by shareholders with respect to the Company’s 2012 audited financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s only outstanding class of equity securities is its Common Shares. The following table sets forth information known to the Company about the beneficial ownership of its Common Shares on April 30, 2013 by (i) each person or entity known to the Company to own beneficially more than five percent of its Common Shares; (ii) each director and director nominee; (iii) each named executive officer; and (iv) all of the Company’s executive officers and directors as a group as of April 30, 2013.

Unless otherwise indicated in the footnotes, each person or entity listed in the following table has sole voting power and investment power over the Common Shares listed as beneficially owned by that person or entity. Percentages of beneficial ownership are based on 368,906,996 Common Shares outstanding on April 30, 2013. Unless otherwise indicated in the footnotes, the address for each listed person is TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number		Percent
N. Malone Mitchell, 3rd	153,579,158	(2)	40.8%
Ian J. Delahunty	202,671		*
Wil F. Saqueton	85,907	(3)	*
Mustafa Yavuz	150,922		*
Chad W. Potter	55,079		*
Bob G. Alexander	40,202	(4)	*
Brian E. Bayley	344,625		*
Charles J. Campise	5,000		*
Mel G. Riggs	96,823		*
Marlan W. Downey	0		*
Michael D. Winn	634,625	(5)	*

All executive officers and directors as a group (11 persons)	155,514,388	(6)	41.3%

Dalea Partners, LP	111,040,349	(7)	29.5%
16803 Dallas Parkway
Suite 300
Addison, TX 75001

Longfellow Energy, LP	39,583,333	(8)	10.7%
16803 Dallas Parkway
Suite 300
Addison, TX 75001

Schroder Investment Management North America Ltd.	32,950,575	(9)	8.9%
31 Gresham Street, 1st Floor
London EC2V 7QA
United Kingdom

*	Less than 1% of the outstanding Common Shares.

(1)

Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 under the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose, including under Canadian securities laws. The number of Common Shares shown as beneficially owned includes Common Shares which for Canadian securities law purposes may not be beneficially owned but over which a person would be deemed to exercise control or direction. The number of Common Shares shown as beneficially owned includes Common Shares subject to options, common share purchase warrants, and restricted stock units (“RSUs”) that are currently exercisable (in the case of options or common share purchase warrants) or that will become exercisable or vested within 60 days of April 30, 2013. RSUs that will vest within 60 days, and Common Shares subject to options or common share purchase warrants exercisable within 60 days, after April 30, 2013 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

(2)	Based on Amendment No. 9 to Schedule 13D filed on March 23, 2012 and on Form 4 filed on December 31, 2012. According to the Amendment No. 9 to Schedule 13D, Dalea Partners, LP (“Dalea”) shares voting and dispositive power over 111,040,349 Common Shares, Dalea Management, LLC (“Dalea Management”) shares voting and dispositive power over 111,040,349 Common Shares, Longfellow Energy, LP (“Longfellow”) shares voting and dispositive power over 39,583,333 Common Shares, Deut 8, LLC (“Deut 8”) shares voting and dispositive power over 39,583,333 Common Shares, ANBE Holdings, LP (“ANBE Holdings”) shares voting and dispositive power over 39,583,333 Common Shares, ANBE LLC (“ANBE Holdings GP”) shares voting and dispositive power over 39,583,333 Common Shares and Mr. Mitchell has sole voting and dispositive power over 86,220 Common Shares and shared voting and dispositive power over 152,486,191 Common Shares. Also includes 7,300,000 common share purchase warrants that are held by Dalea. Mr. Mitchell and his wife indirectly own 100% of Dalea. Dalea Management is the general partner of Dalea and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management. Deut 8 is the general partner of Longfellow and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a manager of Deut 8. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow and ANBE Holdings. Mr. Mitchell and his wife own 100% of ANBE Holdings GP. Mr. Mitchell is the Company’s current chairman and chief executive officer. Dalea, Mr. Mitchell and his wife pledged 29,000,000 Common Shares as security under a master credit agreement with Amarillo National Bank.

(3)	Includes 7,122 Common Shares subject to restricted stock units that vest on May13, 2013.

(4)	Includes 11,000 Common Shares owned by Mr. Alexander’s wife.

(5)	Includes 180,000 Common Shares held by MDW & Associates LLC. Mr. Winn is the manager of MDW & Associates LLC.

(6)	Reflects the information in footnotes (1) through (5) above.

(7)	Based on Amendment No. 9 to Schedule 13D filed on March 23, 2012. According to the Amendment No. 9 to Schedule 13D, Dalea shares voting and dispositive power over 111,040,349 Common Shares. Includes 7,300,000 common share purchase warrants. Mr. Mitchell and his wife indirectly own 100% of Dalea. Dalea Management is the general partner of Dalea. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management. Mr. Mitchell is the Company’s current chairman and chief executive officer.

(8)	Based on Amendment No. 9 to Schedule 13D filed on March 23, 2012. According to the Amendment No. 9 to Schedule 13D, Longfellow shares voting and dispositive power over 39,583,333 Common Shares. Deut 8 is the general partner of Longfellow and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a manager of Deut 8. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow. Mr. Mitchell is the Company’s current chairman and chief executive officer.

(9)	Based on Amendment No. 1 to Schedule 13G filed on February 13, 2013. According to the Amendment No. 1, Schroder Investment Management North America Ltd. has sole voting power over 32,950,575 Common Shares and shared dispositive power over 32,950,575 Common Shares.

ELECTION OF DIRECTORS

(Proposal 1)

The Company’s board of directors currently consists of six members. Each of our current directors will stand for re-election at the Annual Meeting. The persons whose names are listed below (“Director Nominees”) have been nominated for election as directors by the board of directors to serve for a term of office to expire at the Annual Meeting of Shareholders in 2014, with each to hold office until his successor has been duly elected or appointed. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Director Nominees

The following table and text set forth the name, position, residence, age, principal occupation and terms of service of each Director Nominee as of April 30, 2013:

Name	Age	Principal Occupation	Director Since
N. Malone Mitchell, 3rd Chairman and Chief Executive Officer Dallas, TX, USA	51	Chairman and Chief Executive Officer of TransAtlantic Petroleum Ltd. President of Riata Corporate Group, LLC (a private oil and natural gas exploration and production company)	2008

Bob G. Alexander(2) Director Edmond, OK, USA	79	Former President and Chief Executive Officer of National Energy Group, Inc. (an oil and natural gas property management company)	2010

Brian E. Bayley(2)(3) Director Vancouver, BC, Canada	60	Resource Lending Advisor of Sprott Resource Lending Corp. (a public natural resource lending corporation) President of Ionic Management Corp. (a private management company)	2001

Charles J. Campise(1)(3) Director Kerrville, TX, USA	62	Former Senior Vice President and Chief Financial Officer of Toreador Resources Corporation (a public oil and natural gas exploration and production company)	2012

Marlan W. Downey Dallas, TX, USA	81	Chairman of the Board of Roxanna Oil Company (a private oil and natural gas exploration and production company)	—

Mel G. Riggs(1)(2) Director Midland, TX, USA	58	Executive Vice President and Chief Operating Officer of Clayton Williams Energy, Inc. (a public oil and natural gas exploration and production company)	2009

Michael D. Winn(1)(3) Director Laguna Beach, CA, USA	51	President of Seabord Capital Corp. (a private consulting company)	2004

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the corporate governance committee.

Information with respect to the securities beneficially owned by each of the Director Nominees can be found under the heading “Security Ownership of Certain Beneficial Owners and Management.” The following sets forth the biographical background information for each Director Nominee. In addition, the biographies of the Director Nominees include a brief description of the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a director. In addition to the specific experience, qualifications, attributes and skills described below, all of the Director Nominees have the professional experience and personal character that make them highly qualified Director Nominees for the Company and collectively comprise an experienced board that works well together as a whole.

N. Malone Mitchell, 3rd has served as our chief executive officer since May 2011, as a director since April 2008 and as the Company’s chairman since May 2008. Since 2005, Mr. Mitchell has served as the president of Riata Corporate Group, LLC, a Dallas-based private oil and natural gas exploration and production company. From June to December 2006, Mr. Mitchell served as president and chief operating officer of SandRidge Energy, Inc. (formerly Riata Energy, Inc.), an independent oil and natural gas company concentrating in exploration, development and production activities. Until he sold his controlling interest in Riata Energy, Inc. in June 2006, Mr. Mitchell also served as president, chief executive officer and chairman of Riata Energy, Inc., which Mr. Mitchell founded in 1985 and built into one of the largest privately held energy companies in the United States.

Through his senior executive officer positions at Riata Corporate Group, LLC and Riata Energy, Inc., Mr. Mitchell brings extensive executive leadership experience, organizational experience and over 27 years of experience in the oil and natural gas industry to the board of directors. Mr. Mitchell is familiar with the Company’s day-to-day operations and performance and the oil and natural gas industry in general. Mr. Mitchell’s insight into the Company’s operations and performance is critical to board discussions.

Bob G. Alexander has served as a director since 2010. Mr. Alexander, a founder of Alexander Energy Corporation, served as chairman of the board, president and chief executive officer of Alexander Energy Corporation from 1980 to 1996. Alexander Energy Corporation merged with National Energy Group, Inc. in 1996, and Mr. Alexander served as president and chief executive officer of National Energy Group, Inc., an oil and natural gas property management company, from 1998 to 2011. From 1976 to 1980, Mr. Alexander served as vice president and general manager of the northern division of Reserve Oil, Inc. and president of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company of Denver, Colorado. Mr. Alexander also served on the board of Quest Resource Corporation from June to August 2008.

Mr. Alexander has extensive experience as an executive officer in the oil and natural gas services industry and has extensive financial, executive leadership and organizational experience. Mr. Alexander also has experience serving as a director of other public companies, which brings important insights into board oversight and corporate governance matters.

Brian E. Bayley has served as a director since 2001. From June 2003 to present, Mr. Bayley has served as a director, and from September 2010 to present has served as a resource lending advisor, of Sprott Resource Lending Corp. (formerly, Quest Capital Corp.), a publicly traded natural resource lending corporation listed on the Toronto Stock Exchange and NYSE MKT. From May 2009 until September 2010, Mr. Bayley has also served as president and chief executive officer of Sprott Resource Lending Corp. From January 2008 until May 2009, Mr. Bayley served as co-chairman of Sprott Resource Lending Corp., and from June 2003 until January 2008 and during March 2008, Mr. Bayley served as president and chief executive officer, respectively. Since December 1996, he has also served as the president and a director of Ionic Management Corp., a private management company.

Mr. Bayley is a former chief executive officer that has extensive executive leadership and organizational experience in the financial industry. Mr. Bayley’s experience makes him an effective member of the Company’s corporate governance committee and an effective chairman of the Company’s compensation committee. Mr. Bayley also has significant experience serving as a director of other public companies, which brings important insights into board oversight, compensation and corporate governance matters.

Charles J. Campise has served as a director since June 2012. He retired from Toreador Resources Corporation, an oil exploration and production company, in March 2010, where he had served as senior vice president and chief financial officer since May 2006. Mr. Campise served as corporate controller for Transmeridian Exploration Incorporated from December 2003 until May 2005. Prior to that, Mr. Campise served in a variety of financial and accounting positions at Sovereign Oil & Gas Company, Apache Corporation and Ocean Energy, Inc.

Mr. Campise is a former chief financial officer who brings more than 40 years of international oil and natural gas financial and accounting expertise to our board. Mr. Campise is an audit committee financial expert and chairman of the Company’s audit committee as a result of his 28 years of experience as a certified public accountant and more than 40 years of experience in various accounting and financial roles at oil and natural gas exploration and production companies. Mr. Campise also has experience serving as a director of other public companies, which brings important insights into board oversight, audit and corporate governance matters.

Marlan W. Downey is the chairman of the board of Roxanna Oil Company, a private oil and natural gas company that he founded in 1987. He worked for Shell Oil Company, an integrated energy company, from 1957 to 1987. In 1977, he moved to Shell Oil’s International Exploration & Production business and became Vice President of Shell, and then President of Shell Oil’s newly-formed international subsidiary, Pecten International. Mr. Downey joined ARCO International in 1990 as Senior Vice President of Exploration, becoming President of ARCO International and then Senior Vice President and Executive Exploration Advisor to ARCO International. He is a fellow of the American Association for the Advancement of Science. Mr. Downey is a past President of the American Association of Petroleum Geologists (“AAPG”) and is Chief Scientist—Sarkeys Energy Center at Oklahoma University. Mr. Downey is the 2009 recipient of the Sidney Powers Medal, which is the highest honor awarded by the AAPG. He is also active in several international scientific organizations and serves on boards of the Institute for the Study of Earth and Man, and the Reves Institute for International Studies at William and Mary.

Mr. Downey has an exceptional technical and operational background, and he has extensive leadership and organizational experience. He is an expert in international oil and natural gas exploration and geology, having led exploration teams in 62 countries. With over 50 years of experience in the industry, Mr. Downey will be able to provide the board with important insights into the Company’s exploration and production activities.

Mel G. Riggs has served as a director since 2009. Mr. Riggs has served as executive vice president and chief operating officer since December 2010, and as a director since 1994, of Clayton Williams Energy, Inc., a public exploration and production company that develops and produces oil and natural gas. From 1991 to December 2010, Mr. Riggs served as senior vice president—finance, secretary, treasurer, and chief financial officer of Clayton Williams Energy, Inc.

Mr. Riggs has a strong operational background as an executive officer and has extensive financial, executive leadership and organizational experience. Mr. Riggs is an audit committee financial expert and chairman of the Company’s audit committee as a result of his 34 years of experience as a certified public accountant and 20 years of experience as a chief financial officer. Mr. Riggs also has significant experience serving as a director of another public company, which brings important insights into board oversight and corporate governance matters.

Michael D. Winn has served as a director since 2004. Mr. Winn is the president of Seabord Capital Corp., a private consulting company that provides investment analysis and financial services to companies operating in the oil and natural gas, mining and energy sectors, since he formed that company in 2013. From 1997 through 2012, Mr. Winn was the president of Terrasearch Inc., a private consulting company that provides analysis on mining and energy companies. Prior to that, Mr. Winn spent four years as an analyst for a Southern California-based brokerage firm where he was responsible for the evaluation of emerging oil, natural gas and mining companies. Mr. Winn has worked in the oil and natural gas industry since 1983 and the mining industry since 1992.

Mr. Winn has a strong operational background as a consultant and executive officer and has extensive consulting experience, focusing on the oil and natural gas industry, as well as executive leadership and organizational experience. Mr. Winn also has significant experience serving as a director of other public companies, which brings important insights into board oversight, compensation and corporate governance matters.

Messrs. Alexander, Bayley, Riggs and Winn either currently serve or within the past five years have served on the board of directors of the public companies listed below:

Name of Director	Name of Company	Period Served
Bob G. Alexander	Chesapeake Energy Corporation	June 2012 – Present
	CVR Energy, Inc.	May 2012 – Present
	Quest Resource Corporation	June 2008 – August 2008

Brian E. Bayley	American Natural Energy Corporation	June 2001 – November 2010
	Esperanza Resources Corp.	December 1999 – Present
	Eurasian Minerals Inc.	May 1996 – Present
	Midway Gold Corp.	May 1996 – November 2008
	NiMin Energy Corp.	September 2009 – Present
	Sprott Resource Lending Corp.	June 2003 – Present

Mel G. Riggs	Clayton Williams Energy, Inc.	May 1994 – Present

Michael D. Winn	Alexco Resource Corporation	January 2005 – Present
	Eurasian Minerals Inc.	November 2003 – Present
	Lake Shore Gold Corp.	December 2002 – May 2010

Unless otherwise directed in the enclosed proxy, the persons named in the proxy intend to vote the shares represented by the proxy for the election of the Director Nominees. Each of the Director Nominees is presently a director of the Company, other than Mr. Downey.

The board of directors does not believe that any of the above-named Director Nominees will refuse or be unable to serve as a director of the Company. Should any of them become unable or unwilling to accept nomination or election, then the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the board of directors.

To the best of the Company’s knowledge, there are no arrangements or understandings between any director, Director Nominee or executive officer and any other person pursuant to which any person was selected as a director, Director Nominee or executive officer. There are no family relationships between any of the Company’s directors, Director Nominees or executive officers. To the Company’s knowledge, there have been no material legal proceedings as described in Item 401(f) of Regulation S-K during the last ten years that are material to an evaluation of the ability or integrity of any of the Company’s directors, Director Nominees or executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

SHAREHOLDERS VOTE “FOR” EACH DIRECTOR NOMINEE

FOR ELECTION TO THE BOARD OF DIRECTORS

Board Committees and Meetings

The board of directors has established three standing committees: the audit committee, the compensation committee and the corporate governance committee. Messrs. Campise, Riggs and Winn serve on the audit committee. Messrs. Alexander, Bayley and Riggs serve on the compensation committee. Messrs. Bayley, Campise and Winn serve on the corporate governance committee. Mr. Campise is chairman of the audit committee. Mr. Bayley is chairman of the compensation committee, and Mr. Winn is chairman of the corporate governance committee.

The board of directors held 8 meetings during 2012. During 2012, each director attended 75% or more of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which such director served. Each director attended all board of director meetings in 2012, with the exception of Mr. Campise, who was not appointed to the board of directors until the second half of 2012. The Company does not have a board policy on director attendance at the Company’s Annual Meeting. Every director attended the 2012 Annual Meeting of Shareholders.

Audit Committee

The audit committee reviews the effectiveness of the Company’s financial reporting, management information and internal control systems, and effectiveness of its independent registered public accounting firm. It monitors financial reports, the conduct and results of the annual independent audit, finance and accounting policies and other financial matters. The audit committee also reviews and recommends for board of director approval the Company’s interim consolidated financial statements and year-end financial statements. The audit committee has been designated by the board of directors to serve as the reserves committee and reviews the Company’s reserve reports and conducts inquiries with the reserve engineers as it deems appropriate. The audit committee monitors internal control and management information systems. The audit committee held 11 meetings during 2012.

All members of the audit committee have been determined to be financially literate and to meet the appropriate standards for independence in accordance with the NYSE MKT rules, Securities and Exchange Commission (“SEC”) rules and Canadian securities law requirements. See “Corporate Governance—Director Independence.” In addition, the board of directors has determined that Mr. Campise meets the qualifications of an “Audit Committee Financial Expert” in accordance with SEC rules and regulations. The audit committee operates under the audit committee charter adopted by the board of directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Compensation Committee

The compensation committee establishes and administers the Company’s policies, programs and procedures for compensating and incentivizing its executive officers. The compensation committee reviews all compensation arrangements for the chairman and other executive officers of the Company, including salaries, bonus, cash-incentive and equity-based incentive compensation, and makes recommendations to the board for their approval. The compensation committee held two meetings during 2012.

All members of the compensation committee have been determined to meet the appropriate standards for independence in accordance with the NYSE MKT rules and Canadian securities law requirements. See

“Corporate Governance—Director Independence.” Further, each member of the compensation committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended. Copies of the compensation committee charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Corporate Governance Committee

The corporate governance committee has overall responsibility for developing the Company’s approach to corporate governance including keeping the Company informed of legal requirements and trends regarding corporate governance, monitoring and assessing the performance of the board of directors and committees of the board of directors, and for developing, implementing, and monitoring good corporate governance practices. The corporate governance committee is also responsible for identifying individuals qualified to become board members and recommending candidates to the board of directors to fill board vacancies and newly created director positions. The corporate governance committee held one meeting during 2012.

All members of the corporate governance committee have been determined to meet the appropriate standards for independence in accordance with the NYSE MKT rules and Canadian securities law requirements. See “Corporate Governance—Director Independence.” Copies of the corporate governance committee charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Report of the Audit Committee

The following is the report of the audit committee with respect to the Company’s audited financial statements for 2012, which includes the Consolidated Balance Sheets as of December 31, 2012 and 2011, and the related Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Equity and Consolidated Statements of Cash Flows for each of the years ended December 31, 2012, 2011 and 2010, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The audit committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” that includes, among other items, matters related to the conduct and the results of the audit of the Company’s financial statements.

The audit committee has also received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG LLP their independence from the Company.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

AUDIT COMMITTEE

Charles J. Campise, Chairman

Mel G. Riggs

Michael D. Winn

Corporate Governance

Director Independence

The standards relied upon by the board of directors in affirmatively determining whether a director is “independent” are those set forth in the rules of the NYSE MKT Company Guide and National Instrument 52-110 of the Canadian Securities Regulators (“NI 52-110”), which generally provide that independent directors are persons other than the Company’s executive officers or employees. In addition, the following persons are not considered independent:

•

a director who is, or during the past three years was, employed by the Company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);

•

a director who accepted or has an immediate family member who accepted any compensation from the Company in excess of $120,000 (Cdn $75,000 under NI-52-110) during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service, compensation paid to an immediate family member who is an employee (other than an executive officer) of the Company, compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer’s executive officers served on the compensation committee of such other entity; or

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside independent registered public accounting firm, or was a partner or employee of the Company’s outside independent registered public accounting firm who worked on the Company’s audit at any time during any of the past three years.

The NYSE MKT rules provide that members of the audit committee must also comply with the independence standards under Rule 10A-3 of the Exchange Act, which provide that a member of an audit committee of a company, other than an investment company, may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the national securities exchange or national securities association provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of the Company or any subsidiary thereof. NI 52-110 provides substantially similar independence standards for audit committee members.

In accordance with the NYSE MKT and NI 52-110 independence definitions, the board of directors also makes an affirmative determination that each potential independent director does not have any relationship that, in the board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors, in applying the above-referenced standards, has affirmatively determined that at least 50% of its members are “independent” within the meaning of the NYSE MKT rules and NI 52-110. Specifically, the board of directors has determined that each of Messrs. Alexander, Bayley, Campise, Downey, Riggs and Winn are “independent” under these rules. In addition, the board has affirmatively determined that each of Messrs. Campise, Riggs and Winn, who comprise the Company’s audit committee, meet the additional independence requirements applicable to audit committee members under the NYSE MKT rules and Rule 10A-3 under the Exchange Act. As part of the board’s process in making these determinations, each of these directors provided written assurances that (i) all of the above-cited objective criteria for independence were satisfied and (ii) he had no other “material relationship” with the Company that could interfere with his ability to exercise independent judgment.

Board Leadership

The offices of the chairman of the board and chief executive officer are currently combined. Mr. Mitchell serves as the Company’s chairman and chief executive officer. The board believes that this structure is the most appropriate structure at this time for several reasons. Mr. Mitchell is responsible for the day-to-day operations of the Company and the execution of its strategies. Since these topics are an integral part of our board discussions, Mr. Mitchell is the director best qualified to chair those discussions. In addition, Mr. Mitchell’s experience and knowledge of the Company and the oil and natural gas industry are critical to board discussions and the Company’s success. The board of directors believes that Mr. Mitchell is well qualified to serve in the combined roles of chairman and chief executive officer and that Mr. Mitchell’s interests are sufficiently aligned with the shareholders he represents.

The board of directors does not have a lead independent director. However, to help ensure the independence of the Company’s board of directors, the independent directors of the board generally meet without members of management at regularly scheduled board meetings held in person. Also, individual directors may engage an outside adviser at the Company’s expense, subject to the approval of the chairperson of the corporate governance committee. The board relies upon the foregoing processes and the level of experience and qualifications of its independent directors, particularly the chairman of its corporate governance committee, to compensate for having a non-independent chairman of the board of directors.

Board’s Role in Risk Oversight

The board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal and regulatory risks. The board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board with its oversight of the Company’s major financial risk exposures. The compensation committee assists the board with its oversight of risks arising from the Company’s compensation policies and programs. The corporate governance committee assists the board with its oversight of risks associated with board organization, board independence and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire board is regularly informed through committee reports about the risks.

The compensation committee assessed whether the Company’s employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. In doing so, the compensation committee considered that its executive compensation programs are designed with what it believes is an appropriate focus on the Company’s short-term and long-term performance. The compensation committee also considered risk mitigation elements of these programs, including the general long-term incentive policy of having awards of restricted stock units vest over a three year period. The results of that assessment were that the Company’s employee compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Nomination Policy

Each Director Nominee was recommended to the board by the corporate governance committee for nomination. Generally, candidates for director are identified and suggested by the members of the board or management using their business networks. The board and the corporate governance committee have established that a new director nominee must have a track record in general business management, special expertise in areas of strategic interest to the Company, the ability to devote the time required and a willingness to serve in order to be recommended for board membership. In recommending candidates, the corporate governance committee considers such factors as it deems appropriate, including potential conflicts of interest, professional experience, personal character, diversity, outside commitments (for example, service on other boards) and particular areas of expertise, all in the context of the needs of the board. Although the Company does not have a policy regarding diversity, the corporate governance committee and the board believes that it is essential that individual board members represent diverse opinions, perspectives, professional experiences and backgrounds.

The corporate governance committee does not have a policy with regard to consideration of director candidates recommended by shareholders. The Company does not believe that it is necessary for the corporate governance committee to have such a policy because to date, the Company has not received any recommendations from shareholders requesting that the corporate governance committee consider a candidate for inclusion among the slate of nominees in the Company’s proxy statement, the directors are elected by a majority of the votes cast in person or by proxy at a meeting at which a quorum is present, and the Company is effectively controlled by Mr. Mitchell. The corporate governance committee will consider all proposed nominees for the board, including those put forward by shareholders. Shareholder nominations should be addressed to the corporate governance committee in care of Jeffrey Mecom, Vice President and Corporate Secretary, TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001.

Communication with the Board of Directors

Shareholders or other interested parties may communicate directly with one or more members of the Company’s board, or the non-executive directors as a group, by writing to the director or directors at the following address: TransAtlantic Petroleum Ltd., Attn: Board of Directors or the name of the individual director or directors, c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001. The Company will forward the communication on a confidential basis to the appropriate directors.

Executive Officers

The Company’s executive officers are appointed by the board of directors and hold office until their successors are chosen and qualify. The following table and text sets forth certain information with respect to the Company’s executive officers as of April 30, 2013, other than Mr. Mitchell, whose information is set forth above under “Director Nominees”:

Name	Age	Positions
N. Malone Mitchell, 3rd	51	Chairman and Chief Executive Officer
Ian J. Delahunty	33	President
Wil F. Saqueton	43	Vice President and Chief Financial Officer
Chad W. Potter	37	Vice President of Finance/Investor Relations
Jeffrey S. Mecom	47	Vice President, Legal and Corporate Secretary

Ian J. Delahunty has served as our president since January 2013. Mr. Delahunty served as our vice president, business development from February 2012 until his promotion to president. He joined us in October 2008 and has worked with our operations in Turkey, Romania and Morocco, serving as our vice president, engineering overseeing completions and workovers from November 2009 to January 2012. Prior to joining us, he worked as a senior engineer with Schlumberger N.V. in Vietnam and the United States and as completions engineer with Occidental Petroleum Corp. in the United States.

Wil F. Saqueton has served as the Company’s vice president and chief financial officer since August 2011. Mr. Saqueton previously served as the Company’s corporate controller from May 2011 until August 2011 and as a consultant to the Company from February 2011 until May 2011. Prior to joining the Company, Mr. Saqueton served as the vice president and chief financial officer of BCSW, LLC, the owner of Just Brakes in Dallas, Texas, from July 2006 to December 2010. From July 1995 until July 2006, he held a variety of positions at Intel Corporation, including strategic controller at the Chipset Group, operations controller at the Americas Sales and Marketing Organization Division, finance manager at the Intel Online Services, Inc. Division and senior financial analyst at the Chipset Group. Prior to 1995, Mr. Saqueton was a senior associate at Price Waterhouse, LP.

Jeffrey S. Mecom has served as the Company’s corporate secretary since May 2006 and as a vice president since May 2007. Before joining the Company in April 2006, Mr. Mecom was an attorney in private practice in Dallas. Mr. Mecom served as vice president, legal and corporate secretary with Aleris International, Inc., a former NYSE-listed international metals recycling and processing company, from 1995 until April 2005.

Chad W. Potter has served as our vice president of financial and investor relations since September 2011. Prior to joining us, Mr. Potter worked in equity research at RBC Capital Markets, an investment bank, from July 2006 until September 2011. He worked in wealth management for Prudential Securities from 1998 through 2003, and for Wachovia Securities, the former retail wealth management division of Wachovia, from 2003 until 2006. Mr. Potter resigned from the Company in May 2013.

COMPENSATION OF DIRECTORS

Fiscal Year 2012 Director Compensation Table

The following table provides information regarding director compensation during 2012. Mr. Mitchell serves as chairman of the board and was also appointed the Company’s chief executive officer in May 2011. Mr. Mitchell received non-employee director compensation for his 2012 service as chairman and has elected not to receive additional compensation for his services as chief executive officer. This compensation is reported in the Fiscal Year 2012, 2011 and 2010 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Bob G. Alexander	$46,250	31,956	78,206
Brian E. Bayley	$47,250	31,956	79,206
Charles J. Campise(4)	$31,250	0	31,250
Mel G. Riggs	$50,000	31,956	81,956
Michael D. Winn	$42,250	31,956	74,206

(1)	Amounts shown do not reflect compensation actually received by the directors. Rather, the amounts represent the aggregate grant date fair value of restricted stock units computed in accordance with Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”). A discussion of the calculation of the aggregate grant date fair value of restricted stock units is set forth under Note 12, Shareholders’ equity, under the heading “Restricted stock units” in the notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for 2012.

(2)	The amounts in this column reflect a grant of restricted stock units on January 5, 2012, which vested in full on January 5, 2013.

(3)	The chart below shows the aggregate number of unvested outstanding stock awards held by each non-employee director as of December 31, 2012.

Director	Number of Common Shares Subject to Stock Awards
Alexander	21,739
Bayley	21,739
Campise	0
Riggs	21,739
Winn	21,739

(4)	Mr. Campise joined the board in June 2012.

Elements of Director Compensation

Effective July 1, 2012, all non-employee directors, including the chairman, receive a fee of $75,000 each year, consisting of $18,750 in cash paid in each of June and December, and $37,500 of which is paid in the form of restricted stock units issued under the TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan (the “Incentive Plan”). The chairman of the Company’s audit committee receives an additional annual fee of $25,000 in cash. In May 2011, the board of directors formed a special committee comprised of independent directors to evaluate strategic alternatives related to the Company’s oilfield services business. Messrs. Alexander, Bayley and Winn, members of the special committee, each received fees of $1,000 in cash for each meeting of the special committee that they attended in 2012. Non-employee directors do not receive extra compensation for serving on the audit, compensation or corporate governance committees of the board or for serving as chairman of the compensation committee or corporate governance committee. Non-employee directors are reimbursed for travel and other expenses directly associated with Company business.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section contains a discussion of the material elements of the Company’s executive compensation program for 2012 for: (i) its chief executive officer as of December 31, 2012, N. Malone Mitchell, 3rd, (ii) its chief financial officer as of December 31, 2012, Wil F. Saqueton, and (iii) its three other most highly compensated executive officers as of December 31, 2012, Ian J. Delahunty, Mustafa Yavuz and Chad W. Potter (collectively, the “named executive officers”).

Executive Summary

The Company’s pay for performance philosophy emphasizes long-term, non-cash incentive compensation over short-term, cash incentive compensation for its named executive officers. Mr. Mitchell serves as chairman of the board and has also served as the Company’s chief executive officer since May 2011. Mr. Mitchell received non-employee director compensation for his 2012 service as chairman and has elected not to receive additional compensation for his services as chief executive officer. As a result, the following references to named executive officers in this Compensation Discussion and Analysis do not include Mr. Mitchell.

In 2012, Messrs. Saqueton, Delahunty and Potter received 2012 year-end cash bonuses, consistent with the Company’s practice of paying cash bonuses to all U.S. resident employees of the Company in an amount equal to two weeks of annual base salary multiplied by 10% for each year of employment with the Company. In addition, Mr. Saqueton was awarded a cash bonus of $15,000 for his role in the preparation of the Company’s quarterly financial reports and the sale of the Company’s oilfield services business, and Mr. Potter was awarded a cash bonus of $85,000 pursuant to his offer letter of employment.

On May 1, May 14 and December 14, 2012, the named executive officers also received grants of restricted stock units relating to performance in the first half of 2011, the second half of 2011 and the first half of 2012, respectively. The grants, which were awarded to all eligible employees under the Company’s long-term incentive policy, were in an amount equal to 25% of each named executive officer’s base salary for each semi-annual performance period, except for the May 14 and December 14 grants to (i) Mr. Saqueton, which, in the aggregate, were equal to approximately 100% of his base salary, (ii) Mr. Yavuz, which, in the aggregate, were equal to approximately 100% of his base salary and (iii) Mr. Potter, which, in the aggregate, were equal to 35% of his base salary pursuant to his offer letter for employment with the Company. For 2012, the compensation committee did not make any discretionary equity grants to the named executive officers.

Pursuant to Mr. Saqueton’s appointment as vice president and chief financial officer, Mr. Potter’s offer letter for employment with the Company and Mr. Yavuz’s appointment as chief operating officer, Messrs. Saqueton, Potter and Yavuz were granted 136,691, 175,439 and 149,125 restricted stock units, respectively, on January 5, 2012. Mr. Saqueton’s restricted stock units vested one-third on August 4, 2012 and will vest one-third on each of August 4, 2013 and 2014. Mr. Potter’s restricted stock units vested one-third on September 1, 2012, and the remainder vested upon his resignation on May 10, 2013. Mr. Yavuz’s restricted stock units vested one-third on January 5, 2013, and the remainder were forfeited upon his resignation as chief operating officer in January 2013.

Executive Compensation Philosophy

The Company’s executive compensation program is designed to attract, motivate and retain talented executives. The Company’s pay for performance philosophy focuses executives’ efforts on achieving strategic corporate goals without encouraging excessive risk taking. At this stage of the Company’s development, executive compensation is not tied to specific financial performance metrics, but the compensation committee focuses on the contributions of the executives to the Company’s strategy and may take into consideration the

Company’s overall financial performance. The compensation committee, which consists entirely of independent board members, controls the executive compensation program for the named executive officers, as well as for the Company’s other officers and employees. The Company’s executive compensation objectives are to:

•	pay for performance without excessive risk;

•	attract, retain and motivate superior executives;

•	pay competitive levels of salary and total compensation; and

•	align the interests of management with the interests of the Company’s shareholders.

Process of Determining Compensation

The Company’s compensation committee determines executive compensation. The Company’s chairman and other members of its board may also participate in compensation committee meetings to provide their evaluation of the performance of the Company’s executive officers and their contributions to the Company’s business strategy, and the Company’s chief executive officer provides compensation recommendations as to executive officers other than himself. Management plays a significant role in this process, through evaluating employee performance, recommending salary levels, discretionary cash bonuses and restricted stock unit awards and preparing meeting information for use in compensation committee meetings. Although the compensation committee has not retained a compensation consultant, it may do so in the future.

Shareholder Say-on-Pay Votes

Following the Company’s 2012 Annual Meeting of Shareholders, the compensation committee also considered the advisory vote of the Company’s shareholders on executive compensation when reviewing its compensation decisions and policies. Of those shareholders voting, on an advisory basis, for or against the proposal, approximately 95% voted to approve the Company’s executive compensation. The compensation committee believes this affirms shareholders’ support of its approach to executive compensation and did not change its approach in 2012. The compensation committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Elements of Executive Compensation

The 2012 executive compensation program consisted of base salary, a cash incentive bonus award, and restricted stock units. Executives also received standard employee benefits. There is no formal policy regarding the allocation between short-term or long-term incentive compensation or between cash and non-cash incentive compensation for the Company’s executive officers. The compensation committee relies on each committee member’s knowledge and experience as well as information provided by management when determining the appropriate level and mix of compensation. In general, the compensation committee believes that long-term, non-cash incentive compensation should be emphasized over short-term, cash incentive compensation for the Company’s executive officers. The Company has not adopted formal share ownership guidelines for its named executive officers, but the Company believes that named executive officers owning shares helps align their interests with those of long-term shareholders. As of April 30, 2013, Mr. Mitchell beneficially owned approximately 40% of the Company’s Common Shares.

Base Salaries.    The Company’s compensation committee reviews and sets base salaries annually. When determining base salary levels for the named executive officers, the compensation committee reviews their performance and contribution to the achievement of corporate objectives. The compensation committee does not retain a compensation consultant nor prepare a benchmarking report in connection with base salary determinations. Rather, the compensation committee relies on its experience to set base salaries in line with what it believes is competitive for similarly situated executives in the industry. Mr. Mitchell has elected to not receive compensation for his services as chief executive officer of the Company.

Effective February 1, 2012, Mr. Delahunty was appointed as vice president, business development of the Company at an annual base salary of $225,000.

Mr. Yavuz was president of Thrace Basin Natural Gas (Turkiye) Corporation, which the Company acquired in June 2011. Effective January 5, 2012, Mr. Yavuz was appointed as chief operating officer of the Company, and the compensation committee set his annual net base salary at 400,000 New Turkish Lira (approximately $230,000), which was grossed up for Turkish tax purposes to a total of 636,000 New Turkish Lira (approximately $355,000).

The compensation committee did not change the base salaries for Messrs. Saqueton or Potter in 2012.

Short-Term Incentive Compensation.    In addition to base salaries, the Company awards cash bonuses on a discretionary basis to its employees, including the named executive officers. For the named executive officers other than the Company’s chief executive officer, the compensation committee, in consultation with the Company’s chief executive officer, recommends cash bonuses for the board’s approval. The compensation committee normally reviews the performance of the Company’s chief executive officer and recommends the bonus for the Company’s chief executive officer to the board of directors. In 2012, the compensation committee did not review Mr. Mitchell’s performance, as he elected not to receive compensation for his services as chief executive officer.

While the Company does not have a formal cash incentive bonus plan, it has historically paid year-end cash bonuses to all of its employees resident in the United States, as well as its named executive officers who are resident in the United States, in December of each year in an amount equal to approximately two weeks of annual base salary multiplied by 10% for each year of employment with the Company. In 2012, consistent with this practice, Messrs. Delahunty, Saqueton and Potter were awarded 2012 year-end cash bonuses of $16,115, $14,769 and $8,462, respectively.

The compensation committee may also award discretionary cash bonuses based on the officer’s performance, the officer’s general contributions to achieving corporate goals and the Company’s achievement of goals set by the board of directors. The compensation committee does not assign any specific weights to these measures or use a formula to determine bonus amounts. Mr. Saqueton was awarded a discretionary cash bonus of $15,000 for his role in the preparation of the Company’s quarterly financial reports and the sale of the Company’s oilfield services business in 2012. Mr. Potter was awarded a cash bonus of $85,000 in 2012 pursuant to his offer letter for employment. Each of these bonuses was paid in 2012. The compensation committee did not award any other discretionary cash bonuses for 2012 to any of the named executive officers because the Company was not profitable in 2012.

Long-Term Incentive Compensation.    The Company’s board of directors designed its long-term incentive plan to ensure that incentive compensation rewards the Company’s employees’ contributions to the long-term positive performance of the Company and is intended to align the Company’s executives’ interests with its shareholders’ interests. The long-term incentive policy is also designed to attract and retain qualified professionals throughout the Company and to attract and retain skilled, dedicated employees who are willing to commit to a long term of foreign service, while being able to pay modest salaries and create a meaningful ownership stake in the Company. The long-term incentive policy awards the Company’s executives restricted stock units that provide them with an opportunity to earn the Company’s Common Shares. The compensation committee believes this structure provides greater balance and stability to the Company’s long-term incentives for executives. It also provides a form of long-term compensation that aids retention, encourages long-term value creation and aligns financial interests with shareholders without encouraging excessive risk taking.

Long-term incentive awards are granted by the board of directors, in the case of non-employee directors, and by the compensation committee on the recommendation of the chief executive officer, in the case of named executive officers, including the president and chief financial officer. The Company’s current long-term incentive policy provides for a semi-annual grant of restricted stock units to all eligible employees, including the named executive officers, equal to 25% of base salary for each of the first and last six months of service during the year. The semi-annual grants vest in three equal annual installments on January 15, in the case of grants relating to the last six months of the year, and on July 15, in the case of grants relating to the first six months of the year. The compensation committee also has the authority to approve discretionary grants to the named executive officers to award performance and ensure that the number of awards granted to any particular individual is commensurate with the individual’s level of ongoing responsibility within the Company. Long-term incentive awards are also generally awarded to key employees by the compensation committee upon the commencement of employment with the Company based on the level of responsibility of the employee.

On May 1, 2012, May 14, 2012 and December 14, 2012, all of the named executive officers received grants of restricted stock units, which were made to all eligible employees of the Company. The May 1 and May 14, 2012 semi-annual restricted stock unit grants relate to performance in the first and second halves of 2011, respectively, and the December 14, 2012 semi-annual restricted stock unit grants relate to performance in the first half of 2012. The compensation committee kept the percentage equal to 25% of each named executive officer’s base salary for each semi-annual performance period, except for (i) the May 14 and December 14 grants to Messrs. Saqueton and Yavuz which, in the aggregate, were equal to approximately 100% of their base salaries pursuant to their appointment as executive officers, and (ii) the May 14 and December 14 grants to Mr. Potter, which, in the aggregate, were equal to approximately 35% of his base salary pursuant to his offer letter for employment with the Company. Mr. Yavuz’s semi-annual restricted stock unit grants were calculated using his net annual salary, before gross-up for taxes, and converted from New Turkish Lira to the U.S. Dollar. The compensation committee reviews this policy annually, and may also grant additional discretionary awards for exceptional service or as signing bonuses. The compensation committee reviewed this policy in 2012, did not make any changes to this policy and did not grant additional discretionary awards for exceptional service in 2012. The restricted stock units awarded to the Company’s named executive officers generally vest in three annual installments and are subject to the continued employment of the named executive officer through each such restricted period.

Pursuant to Mr. Saqueton’s appointment as vice president and chief financial officer, Mr. Potter’s offer letter for employment with the Company and Mr. Yavuz’s appointment as chief operating officer, Messrs. Saqueton, Potter and Yavuz were granted 136,691, 175,439 and 149,125 restricted stock units, respectively, on January 5, 2012. Mr. Saqueton’s restricted stock units vested one-third on August 4, 2012 and will vest one-third on each of August 4, 2013 and 2014. Mr. Potter’s restricted stock units vested one-third on September 1, 2012, and the remainder vested upon his resignation on May 10, 2013. Mr. Yavuz’s restricted stock units vested one-third on January 5, 2013, and the remainder were forfeited upon his resignation as chief operating officer in January 2013.

Employee Benefits

The Company offers core employee benefits coverage in order to provide its global workforce with a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction through programs that focus on work/life balance. The benefits available are substantially the same for all U.S. employees and include medical and dental coverage. In addition, the Company offers a 401(k) plan, which provides a reasonable level of retirement income reflecting employees’ careers with the Company. U.S. employees are eligible to participate in these plans.

Compensation Committee Interlocks and Insider Participation

The compensation committee is comprised of Messrs. Alexander, Bayley and Riggs. During the year ended December 31, 2012, no member of the compensation committee was or had been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. None of the Company’s executive officers served as a director or member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s compensation committee or as one of its directors.

Compensation Committee Report on Executive Compensation

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the compensation committee.

COMPENSATION COMMITTEE

Bob G. Alexander

Brian E. Bayley, Chairman

Mel Riggs

Fiscal Year 2012, 2011 and 2010 Summary Compensation Table

The following Fiscal Year 2012, 2011 and 2010 Summary Compensation Table contains information regarding compensation for 2012, 2011 and 2010 that the Company paid to its named executive officers. Riata Management, LLC (“Riata”) pays a portion of the salary, cash bonus and benefits earned by the named executive officer pursuant to that certain service agreement, as amended (the “Service Agreement”), effective May 1, 2009, with Longfellow, Viking Drilling LLC (“Viking Drilling”), MedOil Supply, LLC and Riata. See “—Certain Relationships and Related Transactions—Service Agreement” below for additional information. Mr. Mitchell and his wife own 100% of Riata.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)(3)	Total ($)
N. Malone Mitchell, 3rd(4) Chairman of the Board and Chief Executive Officer	2012	31,250	0	0	2,358,000	2,389,250
	2011	25,000	0	23,508	13,196,000	13,244,508

Ian J. Delahunty(5) President	2012	225,000	16,115	42,664	43,768	327,547

Wil F. Saqueton(6) Vice President and Chief Financial Officer	2012	240,000	29,769	392,382	13,258	675,409
	2011	129,692	29,230	22,864	4,358	186,144

Mustafa Yavuz(7) Former Chief Operating Officer	2012	355,000	0	397,666	0	752,666

Chad W. Potter(8) Former Vice President, Financial and Investor Relations	2012	200,000	93,462	319,865	8,425	621,752

(1)	Amounts shown do not reflect compensation actually received by the named executive officers. Rather, the amounts represent the aggregate grant date fair value of restricted stock units computed in accordance with ASC 718. A discussion of the calculation of the aggregate grant date fair value of restricted stock units is set forth under Note 12, Shareholders’ equity, under the heading “Restricted stock units” in the notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for 2012.

(2)	For the named executive officers other than Mr. Mitchell, these amounts consist of Company-paid portions of insurance premiums, Company contributions to a 401(k) savings plan and Company-paid international travel incentives. For Mr. Delahunty, this amount also includes $35,160 that was reimbursed to Mr. Delahunty for the payment of his 2011 Turkish income taxes.

(3)

For Mr. Mitchell, the amounts shown consist of approximately $2.4 million in 2012 and $13.2 million in 2011 reimbursed to Riata pursuant to the Service Agreement, which includes payments to Riata for salaries and benefits for employees of Riata who provided technical and administrative services to the Company under the Service Agreement, other than the Company’s named executive officers, and an allocation of Riata’s overhead to the Company. Such amounts do not reflect actual payments made to Mr. Mitchell for his services as an employee or a director. See “—Certain Relationships and Related Transactions—Service Agreement” below for a description of the material terms of the Service Agreement.

(4)	The amounts shown under the heading “Salary” reflect non-employee director compensation paid to Mr. Mitchell for his service as chairman of the board. Mr. Mitchell was appointed chief executive officer in May 2011 and has elected not to receive additional compensation for his service as chief executive officer.

(5)	Mr. Delahunty became an executive officer in June 2012.

(6)	Mr. Saqueton became our vice president and chief financial officer in August 2011.

(7)	Mr. Yavuz became our chief operating officer in January 2012 and resigned from the Company in January 2013.

(8)	Mr. Potter became an executive officer in June 2012 and resigned from the Company in May 2013.

Fiscal Year 2012 Grants of Plan-Based Awards Table

The table below lists each grant of a plan-based award to the Company’s named executive officers during 2012.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)
N. Malone Mitchell, 3rd(2)

Ian Delahunty	5/1/12	7,216	8,515
	5/14/12	16,703	15,534
	12/14/12	22,428	18,615

Wil F. Saqueton	1/5/12	136,691	200,936
	5/1/12	2,417	2,852
	5/14/12	98,883	91,961
	12/14/12	116,426	96,633

Mustafa Yavuz	1/5/12	149,125	219,214
	5/14/12	93,639	87,084
	12/14/12	110,082	91,368

Chad W. Potter	1/5/12	175,439	257,895
	5/14/12	36,329	33,785
	12/14/12	33,958	28,185

(1)	These are restricted stock units awarded pursuant to the Incentive Plan.

(2)	Mr. Mitchell did not receive any restricted stock unit awards in 2012.

Discussion Regarding Fiscal Year 2012, 2011 and 2010 Summary Compensation Table and Fiscal Year 2012 Grants of Plan-Based Awards Table

Indemnification Agreements

The Company has indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify each director and executive officer to the fullest extent permitted by the Bermuda Companies Act 1981 or other applicable law, against any and all expenses of a proceeding, in the event that such person was, is or becomes a party to or witness or other participant in such proceeding by reason of such person’s service as a member of the Company’s board of directors or as an executive officer.

Fiscal Year 2012 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding stock options and stock awards held on December 31, 2012 by each of the Company’s named executive officers. The table also includes the value of the stock awards based on the closing price of the Company’s Common Shares on the NYSE MKT on December 31, 2012, which was $0.83 per share.

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
N. Malone Mitchell, 3rd	—

Wil F. Saqueton	8/4/11	(1)	14,245	11,823
	1/5/12	(2)	91,127	75,635
	5/1/12	(3)	1,611	1,337
	5/14/12	(4)	98,883	82,073
	12/14/12	(5)	116,426	96,634

Ian J. Delahunty	2/24/10	(6)	1,652	1,371
	9/7/10	(7)	1,846	1,532
	5/1/12	(3)	7,216	5,989
	5/14/12	(4)	16,703	13,863
	12/14/12	(5)	22,428	18,615

Chad W. Potter	1/5/12	(8)	116,959	97,076
	5/14/12	(9)	36,329	30,153
	12/14/12	(10)	33,958	28,185

Mustafa Yavuz	1/5/12	(11)	149,125	123,774
	5/14/12	(12)	93,639	77,720
	12/14/12	(13)	110,082	91,368

(1)	Vests one-half on each of May 13, 2013 and 2014.

(2)	Vests one-half on each of August 4, 2013 and 2014.

(3)	Vests one-half on each of July 15, 2013 and 2014.

(4)	Vested one-third on January 15, 2013 and vests one-third on each of January 15, 2014 and 2015.

(5)	Vests one-third on each of July 15, 2013, 2014 and 2015.

(6)	Vested on January 15, 2013.

(7)	Vests on July 15, 2013.

(8)	Vested in full on May 10, 2013.

(9)	Vested one-third on January 15, 2013, and the remainder were forfeited on May 10, 2013.

(10)	Vested one-third on May 10, 2013, and the remainder were forfeited on May 10, 2013.

(11)	Vested one-third on January 5, 2013, and the remainder were forfeited on January 31, 2013.

(12)	Vested one-third on January 15, 2013, and the remainder were forfeited on January 31, 2013.

(13)	Forfeited on January 31, 2013.

Fiscal Year 2012 Option Exercises and Stock Vested Table

The following table summarizes stock option exercises and vesting of stock awards for each named executive officer during 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
N. Malone Mitchell, 3rd	0	0	7,643	(3)	10,075
Ian Delahunty	0	0	33,123	(4)	41,754
Wil F. Saqueton	0	0	53,493	(5)	49,634
Mustafa Yavuz	0	0	0		0
Chad Potter	0	0	58,480	(6)	60,819

(1)	Amounts shown reflect the difference between the closing price of the Company’s Common Shares on the NYSE MKT on the date of exercise and the exercise price of the stock options, multiplied by the number of shares shown in the column entitled “Number of Shares Acquired on Exercise.”

(2)	Amounts shown reflect the value of vested restricted stock units calculated by multiplying the gross number of vested restricted stock units shown in the column “Number of Shares Acquired on Vesting” by the closing price of the Company’s Common Shares on the NYSE MKT on the date of vesting.

(3)	Represents the vesting of 7,643 restricted stock units on January 15, 2012.

(4)	Represents the vesting of the following restricted stock units: (i) 24,659 restricted stock units on January 15, 2012, and (ii) 8,464 restricted stock units on July 15, 2012.

(5)	Represents the vesting of the following restricted stock units: (i) 7,123 restricted stock units on May 13, 2012, (ii) 806 restricted stock units on July 15, 2012, and (iii) 45,564 restricted stock units on August 4, 2012.

(6)	Represents the vesting of 58,480 restricted stock units on September 1, 2012.

Equity Compensation Plan Information

The following table sets forth the number of Common Shares to be issued upon the vesting of restricted stock units and the exercise of outstanding options issued pursuant to the Incentive Plan and the Amended and Restated Stock Option Plan (2006) (the “Option Plan,” and together with the Incentive Plan, the “Plans”), the weighted average exercise price of such outstanding options and the number of Common Shares remaining available for future issuance under the Plans, at December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	3,302,848	$1.25	33,572,011	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	3,302,848	$1.25	33,572,011

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units, which have no exercise price.

(2)

Pursuant to the Incentive Plan, the maximum aggregate number of Common Shares reserved for issuance under both Plans may not exceed 10% of Common Shares outstanding from time to time. As of December 31, 2012, there were 368,748,592 Common Shares outstanding. The number of Common Shares issuable pursuant to the Incentive Plan automatically increases as the number of issued and outstanding Common Shares increases. As of April 30, 2013, there were 368,906,996 Common Shares outstanding, 155,000 Common Shares (approximately 0.04% of the outstanding Common Shares) to be issued upon exercise of outstanding options under the Option Plan and 2,426,845 Common Shares (approximately 0.7% of the outstanding Common Shares) underlying restricted stock units awarded pursuant to the Incentive Plan. As of April 30, 2013, there were 34,308,854 Common Shares remaining available for future issuances under the Incentive Plan.

Potential Payments Upon Termination or Change of Control

Option Plan.    Pursuant to the Option Plan, upon the death of a named executive officer or if the named executive officer ceases to be an employee, officer or director within six months following a change of control of the Company, all unvested stock options held by such named executive officer would vest immediately. A change of control under the Option Plan includes, without limitation, the acquisition by any person (other than current largest registered shareholder) or group of related persons of more than 35% of the outstanding Common Shares.

Incentive Plan.    Pursuant to the Incentive Plan, upon the occurrence of (i) a termination of service for any reason within six months of a change in control, or (ii) a termination of service due to death or total and permanent disability, all unvested restricted stock units would vest immediately. A change in control under the Incentive Plan occurs upon a change in ownership of the Company, the Company’s effective control or the ownership of a substantial portion of the Company’s assets, as follows:

(a)	a change in ownership occurs on the date that any person, other than (i) the Company or any of the Company’s subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of the Company’s affiliates, (iii) an underwriter temporarily holding stock pursuant to an offering of such stock, or (iv) a corporation owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as their ownership of the Company’s shares, acquires ownership of the Company’s shares that, together with shares held by such person, constitutes more than 50% of the total fair market value or total voting power of the Company’s shares. However, if any person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s shares, the acquisition of additional shares by the same person is not considered to be a change of control. In addition, if any person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s shares, as discussed in paragraph (b), the acquisition of additional control of the Company by the same person is not considered to cause a change in control pursuant to this paragraph (a); or

(b)	a change in the effective control of the Company occurs on either (x) the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of the Company’s shares possessing 30% or more of the total voting power of the Company’s shares. However, if any person owns 30% or more of the total voting power of the Company’s shares, the acquisition of additional control of the Company by the same person is not considered to cause a change in control pursuant to this subparagraph (b)(x); or (y) the date during any twelve (12) month period when a majority of members of the board is replaced by directors whose appointment or election is not endorsed by a majority of the board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board; or (z) the date that Mr. Mitchell ceases to serve as chairman of the board as a direct or indirect result of his sale of Common Shares; or

(c)

a change in the ownership of a substantial portion of the Company’s assets occurs on the date that a person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person) the Company’s assets, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no change in control when there is such a transfer to (i) the Company’s shareholder (immediately before the asset transfer) in exchange for or with respect to the Company’s shares; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding shares; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding shares.

Potential Payments Upon Termination.    Set forth below are the amounts that the named executive officers would have received if specified events had occurred on December 31, 2012. In calculating the amounts in the table, the Company based the stock distribution values on a price of $0.83 per share, which was the closing price of the Company’s Common Shares on the NYSE MKT on December 31, 2012.

Name	Payment	Termination Following a Change in Control ($)	Termination Without Cause ($)	Death ($)	Disability ($)
N. Malone Mitchell, 3rd	Cash Severance	—	—	—	—
	Stock Options	—	—	—	—
	Restricted Stock Units	—	—	—	—

Ian J. Delahunty	Cash Severance	—	—	—	—
	Stock Options	—	—	—	—
	Restricted Stock Units(1)	41,073	—	41,073	41,073

Wil F. Saqueton	Cash Severance	—	—	—	—
	Stock Options	—	—	—	—
	Restricted Stock Units(1)	265,842	—	265,842	265,842

Chad W. Potter	Cash Severance	—	—	—	—
	Stock Options	—	—	—	—
	Restricted Stock Units(1)	155,414	—	155,414	155,414

Mustafa Yavuz	Cash Severance	—	—	—	—
	Stock Options	—	—	—	—
	Restricted Stock Units(1)	292,862	—	292,862	292,862

(1)	Represents the acceleration of vesting of unvested restricted stock units as of December 31, 2012. The value shown is equal to the number of restricted stock units multiplied by the closing price of the Common Shares on the NYSE MKT as of December 30, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements for the year ended December 31, 2012 except as follows: one late Form 4 was filed by Mr. Mecom on June 14, 2012 to report the grant of restricted stock units on May 14, 2012; one late Form 4 was filed by Mr. Saqueton on August 8, 2012 to report the vesting of restricted stock units on August 4, 2012; one late Form 4 was filed by Mr. Saqueton on June 14, 2012 to report the grant of restricted stock units on May 14, 2012; one late Form 4 was filed by Mr. Saqueton on February 15, 2012 to report the grant of restricted stock units on January 5, 2012; one late

Form 4 was filed by Mr. Yavuz on June 18, 2012 to report the purchase of Common Shares on June 13, 2012; and one late Form 4 was filed by Mr. Yavuz on June 14, 2012 to report the grant of restricted stock units on May 14, 2012.

Certain Relationships and Related Transactions

During 2012, the Company had various related-party transactions with its chairman and chief executive officer, Mr. Mitchell, and various companies formed and owned or controlled by Mr. Mitchell that are primarily focused on investing in energy opportunities. The various companies that Mr. Mitchell owns or controls and his relationship with the companies, as well as a description of the material terms of the transactions are included below.

•	Mr. Mitchell and his wife own 100% of Riata.

o	Riata owns 100% of MedOil Supply, LLC.

•	Mr. Mitchell and his wife indirectly own 100% of Dalea.

o	Dalea owns 85% of Viking Drilling.

•	Mr. Mitchell, his wife and children indirectly own 100% of Longfellow.

•	Mr. Mitchell and his children own 97.5% of Gundem Turizm Yatirim ve Isletme A.S. (“Gundem”).

•	Mr. Mitchell and trusts established for the benefit of his children own 100% of MAANBE LLC.

•	Mr. Mitchell indirectly owns 50% of Maritas A.S. (“Maritas”).

•	Mr. Mitchell owns 50% of Viking Services Management, Ltd. (“Viking Management”).

•	Mr. Mitchell indirectly owns 50% of Viking Petrol Sahasi Hizmetleri A.S. (“VOS”).

•	Mr. Mitchell indirectly owns 50% of Viking International Limited (“Viking International”).

•	Mr. Mitchell indirectly owns 50% of Viking Geophysical Services, Ltd. (“Viking Geophysical”).

Service Agreement

The Company is a party to the Service Agreement with Longfellow, Viking Drilling, MedOil Supply, LLC and Riata (collectively, the “Service Entities”), under which the Company and the Service Entities agreed to provide technical and administrative services to each other from time to time on an as-needed basis. Under the terms of the Service Agreement, the Service Entities agreed to provide the Company upon its request certain computer services, payroll and benefits services, insurance administration services and entertainment services, and the Company and the Service Entities agreed to provide to each other certain management consulting services, oil and natural gas services and general accounting services (collectively, the “Services”). Under the terms of the Service Agreement, the Company pays, or is paid, for the actual cost of the Services rendered plus the actual cost of reasonable expenses on a monthly basis. The Company or the Service Entities may terminate the Service Agreement at any time by providing advance notice of termination to the other party.

Pursuant to the Service Agreement, a portion of the salary, cash bonus and benefits earned by each of the Company’s named executive officers is paid by Riata, and the Company reimburses Riata for the actual cost thereof. In 2012, the Company reimbursed Riata $35,000 for a portion of the salary, cash bonus and benefits provided to the named executive officers. In addition, Barbara Pope, sister-in-law of Mr. Mitchell, is an employee of Riata and provides services to the Company under the Service Agreement. In 2012, the Company reimbursed Riata $76,000 for services provided by Ms. Pope pursuant to the Service Agreement. For 2012, the Company recorded expenditures of $2.4 million for goods and Services provided by the Service Entities pursuant to the Service Agreement or other arrangements described below, including salary, bonus and benefits reimbursements identified in the prior paragraph, of which $0.2 million was payable at December 31, 2012.

Payables in the amount of $0.2 million due under the Service Agreement at December 31, 2012 were settled in cash during the first quarter of 2013. There were no amounts due to the Company from the Service Entities at December 31, 2012.

The following table provides a breakdown of reimbursements of actual costs and expenses made by the Company during 2012 to the Service Entities under the Service Agreement:

Service Agreement Category	For the Year Ended December 31, 2012
(in thousands)
Salaries and benefits for named executive officers	$35
Salaries and benefits for employees, other than named executive officers	1,575
Oilfield services	107
Office and field expenses and supplies	65
Allocated overhead	405
Rent	0
Other	171

Total	$2,358

Aircraft Reimbursements

In addition, the Company and Riata have an arrangement whereby the Company’s executive officers, employees, or consultants, or other persons providing Services to the Company under the Service Agreement, are permitted to use aircraft owned by Riata for Company-related business travel. For the use of this aircraft, the Company reimburses Riata an amount per passenger equal to the cost of a business class ticket on a commercial airline for comparable travel. Riata bears 100% of the cost of fuel, landing fees and all other expenses incurred in connection with such flights in excess of the amount reimbursed by the Company. In each case, the actual cost of the flight exceeded the amount of the reimbursement by the Company. For 2012, the Company reimbursed Riata $27,000 for the use of this aircraft. Because this reimbursement is only for Company-related business travel of persons providing Services to the Company and is integrally and directly related to the performance of such persons’ duties, the Company’s reimbursement is not compensation nor a perquisite to any of its directors or executive officers.

Other Transactions with Mr. Mitchell

On June 1, 2010, Viking International entered into a lease agreement under which it leased space for storage, maintenance, and staging of material and equipment for oilfield services and services related to oil and natural gas drilling, exploration, development, geological or geophysical activities or oilfield infrastructure at premises owned by Gundem. Under the lease agreement, Viking International paid Gundem the New Turkish Lira equivalent of $25,000 per month from July 2010 through December 2011, and $26,000 per month from January 2012 through June 2012. In 2012, Viking International paid approximately $0.1 million to Gundem under this lease agreement.

On June 28, 2010, the Company’s wholly-owned subsidiary, TransAtlantic Worldwide, Ltd. (“TransAtlantic Worldwide”) entered into a credit agreement with Dalea for the purpose of funding the acquisition of all the shares of Amity Oil International Pty. Ltd. (“Amity”) and Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş. (“Petrogas”) and for general corporate purposes. The amounts due under the credit agreement, which was amended on May 13, 2011, November 7, 2011 and March 15, 2012, accrued interest at a rate of three-month LIBOR plus 5.5% per annum. In addition, interest on the credit agreement ceased to accrue from April 1, 2012 until the closing of the sale of the Company’s oilfield services business. TransAtlantic Worldwide borrowed an aggregate of $73.0 million under the credit agreement and used the proceeds to finance a portion of the purchase price of the shares of Amity and Petrogas. On September 1, 2010, the Company issued

7,300,000 common share purchase warrants to Dalea pursuant to the credit agreement. The common share purchase warrants are exercisable until September 1, 2013 and have an exercise price of $6.00 per share. TransAtlantic Worldwide repaid the loan in full on June 13, 2012 with proceeds from the sale of the Company’s oilfield services business. The aggregate amount of principal and interest paid in 2012 was $73.0 million and $1.1 million, respectively.

On August 5, 2010, Viking International entered into an Agreement for Management Services (“Maritas Services Agreement”) with Maritas. Pursuant to the Maritas Services Agreement, Viking International agreed to provide management, marketing and personnel services (collectively, the “Maritas Rig Services”) from time to time as requested by Maritas for the operation of a drilling rig owned by MAANBE LLC and located in Iraq. Under the terms of the Maritas Services Agreement, Maritas will pay Viking International for all actual costs and expenses associated with the provision of the Maritas Rig Services. In addition, Maritas will pay Viking International a monthly management fee equal to 8% of the total amount invoiced for direct labor costs for employees of Viking International providing Maritas Rig Services under the Maritas Services Agreement. In 2012, Viking International did not provide any goods and Maritas Rig Services to Maritas under the Maritas Services Agreement, and the Maritas Services Agreement was terminated in June 2012.

On September 28, 2010, Viking International entered into an Agreement for Management Services (the “VOS Services Agreement”) with VOS. Pursuant to the VOS Services Agreement, Viking International agreed to provide management, marketing, storage and personnel services (collectively, the “VOS Services”) from time to time as requested by VOS for the operation of certain equipment owned by VOS that is located in Turkey. Under the terms of the VOS Services Agreement, VOS will pay Viking International for all actual costs and expenses associated with the provision of the VOS Services. In addition, VOS will pay Viking International a monthly management fee equal to 8% of the total amount invoiced for direct labor costs of employees of Viking International providing VOS Services pursuant to VOS Services Agreement. In 2012, the Company did not provide any goods and VOS Services to VOS under the VOS Services Agreement, and the VOS Services Agreement was terminated in June 2012.

Effective January 1, 2011, the Company’s wholly-owned subsidiary, TransAtlantic Exploration Mediterranean International Pty Ltd (“TEMI”), entered into an accommodation agreement under which it leases six rooms at a resort hotel owned by Gundem. Under the accommodation agreement, TEMI pays the New Turkish Lira equivalent of $6,000 per month. In 2012, TEMI paid approximately $72,000 to Gundem pursuant to the accommodation agreement.

On August 23, 2011, the Company’s wholly-owned subsidiary, TransAtlantic Petroleum (USA) Corp. (“TransAtlantic USA”), entered into an office lease (the “Lease”) with Longfellow to lease approximately 5,300 square feet of corporate office space in Addison, Texas. The initial lease term under the lease will commence on the date that TransAtlantic USA subleases or assigns all or a portion of its lease for previous office space in Dallas, Texas (as amended, the “Current Lease”) and reaches an agreement to reduce the amount of rent under its Current Lease (the “Commencement Date”), and expires five years after the Commencement Date, unless earlier terminated in accordance with the Lease. During the initial lease term, TransAtlantic USA will pay monthly rent of $6,625 to Longfellow plus, utilities, real property taxes and liability insurance; provided, however, until TransAtlantic USA is able to sublease or assign all or a portion of its Current Lease or enter into an agreement reducing the rent under the Current Lease, no rent, utilities, real property taxes and/or liability insurance is required to be paid to Longfellow under the Lease. TransAtlantic USA paid no rent to Longfellow in 2012.

On March 15, 2012, the Company and its wholly-owned subsidiaries, TransAtlantic Worldwide and TBNG, entered into a $15.0 million credit facility with Dalea to provide additional liquidity for general corporate purposes until the Company completed the sale of its oilfield services business. The Company borrowed $11.0 million under the loan in 2012. Loans under the credit facility accrued interest at a rate of three-month LIBOR plus 5.5% per annum. The Company repaid the loan in full on June 15, 2012 with proceeds from the sale of its oilfield services business. The aggregate amount of principal and interest paid in 2012 was $11.0 million and $0.2 million, respectively.

On April 20, 2012, the Company entered into a Management Services Agreement (the “VOS Agreement”) with VOS. Pursuant to the VOS Agreement, the Company agreed to provide general administrative and technical services including, but not limited to, information technology, accounting, cost accounting, inventory control, tax compliance and reporting system, payroll and benefit, cash management and treasury services (collectively, the “Administrative Services”) from time to time. Under the terms of the VOS Agreement, VOS will pay the Company for all actual costs and expenses associated with the provision of the Administrative Services. In addition, VOS will pay the Company a monthly management fee equal to 8% of the actual costs and expenses invoiced pursuant to the VOS Agreement. For purposes of the VOS Agreement, actual costs and expenses means the direct salary, exclusive of benefits, of the Company’s employees that are allocated to the Administrative Services. In 2012, VOS did not pay the Company for Administrative Services pursuant to the VOS Agreement.

On June 13, 2012, the Company entered into a transition services agreement with Viking Services Management, Ltd. (“Viking Management”) in connection with the sale of its oilfield services business. Pursuant to the transition services agreement, the Company agreed to provide certain administrative services, including, but not limited to, continued use of certain of its employees and independent contractors, a guarantee of a lease for flats in Turkey, Turkish tax or legal advice and services, office space in Istanbul, Turkey, information technology support and certain software or licenses to Viking Management. In addition, Viking Management agreed to cause its subsidiaries to provide the Company with the continued use of certain office space in Tekirdag, Turkey. In the third quarter of 2012, the Company entered into an addendum to the transition services agreement whereby Viking Management agreed to cause its subsidiaries to provide the Company with the continued use of certain equipment yards in the Thrace Basin and in southwestern Turkey. The transition services agreement has a two-year term. Viking Management agreed to use commercially reasonable efforts to eliminate its need for such services as soon as practicable following the entry into the agreement. In 2012, Viking Management did not pay the Company, and the Company did not pay Viking Management, pursuant to the transition services agreement.

On June 13, 2012, the Company also entered into separate master services agreements with each of Viking International, VOS and Viking Geophysical in connection with the sale of its oilfield services business. Pursuant to the master services agreements with Viking International and VOS, the Company is entitled to receive certain oilfield services and materials, including, but not limited to, drilling rigs and fracture stimulation, that are needed for its operations in Bulgaria and Turkey. Pursuant to the master services agreement with Viking Geophysical, the Company is also entitled to receive geophysical services and materials that are needed for our operations in those countries. Each master services agreement is for a five-year term. Currently, the Company can contract for services and materials on a firm basis and, to the extent that it does not contract for all of their services or materials, Viking International, VOS and Viking Geophysical are allowed to contract with third parties for any remaining capacity. In 2012, the Company paid Viking International, VOS and Viking Geophysical approximately $55.5 million under the master service agreements.

On June 13, 2012, the Company closed the sale of its oilfield services business, which was substantially comprised of the Company’s wholly owned subsidiaries, Viking International and Viking Geophysical, to a joint venture owned by Dalea and funds advised by Abraaj Investment Management Limited for an aggregate purchase price of $168.5 million, consisting of approximately $157.0 million in cash and a $11.5 million promissory note from Dalea. The transaction was approved by a special committee of the Company’s board of directors after the receipt of a fairness opinion solely for the benefit of the special committee, which was subject to certain assumptions and limitations as provided in such opinion. The promissory note is payable five years from the date of issuance or earlier upon the occurrence of certain specified events, including an initial public offering by the joint venture. Upon the consummation of an initial public offering by the joint venture and the prior approval of Dalea, the Company can elect to convert the outstanding balance of the promissory note, including accrued interest, into the number of shares offered in the initial public offering equal to such outstanding balance divided by the per share purchase price paid by the public in the initial public offering. The promissory note bears interest at a rate of 3.0% per annum and is guaranteed by Mr. Mitchell. The Company used a portion of the net proceeds from the sale to pay off its $73.0 million credit agreement with Dalea, its $11.0 million credit facility with Dalea, its $0.9 million promissory note with Viking Drilling, LLC and its $1.8 million credit agreement with a Turkish bank. In 2012, Dalea paid the Company $0.2 million in interest.

Policies and Procedures for Approving Related Party Transactions

The Company’s board of directors adopted a written Related Party Transactions Policy in December 2009. In accordance with the Company’s Related Party Transactions Policy, all Related Party Transactions and any material amendments to such Related Party Transactions must be reviewed and approved by the Company’s audit committee and, if necessary, recommended to the Company’s board of directors for its approval. Alternatively, the board may determine that a particular Related Party Transaction or a material amendment thereto shall instead be reviewed and approved by a majority of directors disinterested in the Related Party Transaction. If advance audit committee approval of a Related Party Transaction is not feasible, then the Related Party Transaction may be considered and, if the audit committee determines to be appropriate, ratified at the audit committee’s next regularly scheduled meeting. In determining whether to approve, recommend or ratify a Related Party Transaction, the audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is fair to the Company, (ii) whether the audit committee has all of the material facts regarding the transaction or parties involved, (iii) whether the transaction is generally available to an unaffiliated third-party under the same or similar circumstances and cost, and (iv) the extent of the Related Party’s interest in the transaction.

A “Related Party Transaction” means a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or a series of transactions, or any material amendment to any such transaction, between the Company and any Related Party (as defined below), other than (i) transactions available to all employees generally; (ii) transactions involving compensation of a director or executive officer or involving an employment agreement, severance agreement, change in control provision or agreement or special supplemental benefit of a director or executive officer; (iii) transactions in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis; or (iv) transactions in which the rates or charges involved therein are determined by competitive bids.

A “Related Party” means the following persons, or an entity owned by any such person: (i) an “executive officer” of the Company (as defined in Rule 405 under the Securities Act and Rule 3b-7 under the Exchange Act); (ii) a director of the Company or a nominee for director of the Company; (iii) a person (including any entity or group) known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities (a “5% shareholder”); or (iv) a person who is an “immediate family member” of an executive officer, director, nominee for director or 5% shareholder of the Company.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

During 2011, KPMG LLP, a Canadian limited partnership (“KPMG Canada”) served as the Company’s independent registered public accounting firm and also provided certain tax and other audit-related services. On February 21, 2012, the Company’s audit committee engaged KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012 and dismissed KPMG Canada as the Company’s independent registered public accounting firm, effective upon the completion of the audit of the Company’s financial statements as of and for the year ended December 31, 2011, which occurred on March 23, 2012. It is expected that one or more representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Under Section 89 of the Bermuda Companies Act 1981, the shareholders have the authority to appoint the Company’s independent registered public accounting firm and to authorize the audit committee to determine their remuneration. The audit committee has recommended appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013. The board of directors is asking shareholders to approve such appointment and the authority of the audit committee to determine their remuneration. If KPMG LLP is not appointed by shareholders at the Annual Meeting, KPMG LLP, as the incumbent independent registered public accounting firm, will continue in office until a successor is appointed in accordance with Bermuda law and the Company’s Bye-Laws. The affirmative vote of the holders of a majority of the votes cast is required to approve the appointment and the authorization of the audit committee to set their remuneration.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013 AND TO AUTHORIZE THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

Fees paid to KPMG LLP and KPMG Canada

The following table shows the aggregate fees for professional services provided to the Company by KPMG LLP and KPMG Canada for 2012 and 2011:

	2012	2011
Audit Fees	$2,791,000	$2,304,000
Audit-Related Fees	30,000	181,000
Tax Fees	—	70,000
All Other Fees	1,000	500

Total	$2,822,000	$2,555,500

Audit Fees. This category includes the audit of the Company’s annual consolidated financial statements, reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by its independent registered public accounting firm in connection with its engagements for those years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of the Company’s interim financial statements.

Audit-Related Fees. This category consists of assurance and related services by its independent registered public accounting firm that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include audit-related work regarding acquisitions, divestitures and debt covenant compliance.

Tax Fees. This category consists of professional services rendered by the Company’s independent registered public accounting firm for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees. This category consists of fees for other miscellaneous items.

The Company’s board of directors has adopted a procedure for pre-approval of all fees charged by its independent registered public accounting firm. Under the procedure, the audit committee of the Company’s board of directors approves the engagement letter with respect to audit, tax and review services. Other fees are subject to pre-approval by the audit committee. The audit, audit-related fees, tax fees and other fees paid to KPMG Canada with respect to 2011 and to KPMG LLP with respect to 2012 were pre-approved by the audit committee.

Changes in Independent Registered Public Accounting Firm

As discussed above, the Company’s audit committee engaged KPMG LLP as the Company’s independent registered public accounting firm and dismissed KPMG Canada as the Company’s independent registered public accounting firm, effective upon the completion of the audit of the Company’s financial statements as of and for the year ended December 31, 2011, which occurred on March 23, 2012.

During the years ended December 31, 2009, 2010 and 2011 and for the period January 1, 2012 through March 23, 2012, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and KPMG Canada on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, which disagreements if not resolved to the satisfaction of KPMG Canada, would have caused KPMG Canada to make reference to the subject matter of the disagreements in its reports with respect to the Company’s consolidated financial statements for such periods.

During the years ended December 31, 2009, 2010 and 2011 and for the period January 1, 2012 through March 23, 2012, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that the Company did not maintain effective internal control over financial reporting because of the effect of material weaknesses on the achievement of the objectives of the control criteria as described below.

During the years ended December 31, 2009, 2010 and 2011 and for the period January 1, 2012 through March 23, 2012, neither the Company nor anyone on its behalf has consulted with KPMG LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, audit or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The reports of KPMG Canada on the Company’s consolidated financial statements for the years ended December 31, 2009, 2010 and 2011 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that:

•

KPMG Canada’s report as of December 31, 2009 indicated that the Company did not maintain effective internal control over financial reporting because of the effect of the following material weaknesses on the achievement of the objectives of the control criteria: (i) the Company did not maintain adequate controls to facilitate the flow of information used in financial reporting throughout the organization; (ii) the Company did not maintain an effective period-end financial statement closing process; (iii) the Company did not design procedures to ensure detailed reviews and verifications of inputs related to the analysis of accounts or transactions and schedules supporting financial statement amounts and disclosures; and (iv) the Company did not maintain effective monitoring controls over foreign operations in Istanbul, Turkey;

•

KPMG Canada’s report as of December 31, 2010 contained an explanatory paragraph stating that the Company had suffered recurring losses from operations, had a working capital deficiency and significant commitments, which raised substantial doubt about the Company’s ability to continue as a going concern and indicated that the Company did not maintain effective internal control over financial reporting because of the effect of the following material weaknesses on the achievement of the objectives of the control criteria: (i) the Company did not maintain an effective control environment; (ii) the Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience, and training in the application of U.S. generally accepted accounting principles and in internal control over financial reporting commensurate with its financial reporting requirements and business environment; (iii) the Company did not maintain an effective anti-fraud program designed to detect and prevent fraud relating to an ongoing program to manage identified fraud risks; (iv) the Company did not design and maintain effective controls for the review, supervision and monitoring of its accounting operations throughout the organization and for monitoring and evaluating the adequacy of its internal control over financial reporting; (v) the Company did not maintain effective controls over the preparation, review and approval of all financial statement account reconciliations; (vi) the Company did not maintain effective controls over the recording and monitoring of intercompany accounts; (vii) the Company did not maintain effective controls over the re-measurement and translation of its foreign entity account balances; (viii) the Company did not maintain effective controls over the review, approval, documentation and recording of its journal entries; (ix) the Company did not maintain adequate controls to integrate the accounting functions of its foreign entities; (x) the Company did not maintain effective controls over its information technology general controls; and (xi) the Company did not maintain an effective period-end financial statement closing process; and

•

KPMG Canada’s report as of December 31, 2011 contained an explanatory paragraph stating that the Company had suffered recurring losses from operations and had a working capital deficiency, which raised substantial doubt about the Company’s ability to continue as a going concern and indicated that the Company did not maintain effective internal control over financial reporting because of material weaknesses relating to the Company not maintaining an effective period end financial statement closing process and effective controls over translations of the Company’s foreign entity account balances that were identified and included in management’s assessment.

The Company provided KPMG LLP and KPMG Canada with a copy of the above disclosures. Neither KPMG LLP nor KPMG Canada expressed any disagreement with the above disclosures.

SHAREHOLDER PROPOSALS

All proposals that shareholders seek to have included in the proxy statement and form of proxy for the Company’s 2014 Annual Meeting of Shareholders must be received at the Company’s principal executive offices at 16803 Dallas Parkway, Addison, TX 75001, not later than January 29, 2014. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with applicable law.

The Company’s Bye-Laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under the Company’s Bye-Laws and the Bermuda Companies Act 1981, shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution that may be properly moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give the Company notice of the resolution at the Company’s registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in the Company’s Bye-Laws relating to shareholder proposals.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-Law provisions, subject to applicable rules of the SEC.

OTHER BUSINESS

Management is not aware of any other business to come before the Annual Meeting other than as set forth in the Notice. Should any other business be properly brought before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote the Common Shares represented thereby in accordance with their discretion and best judgment on such matter.

ADDITIONAL INFORMATION

Shareholders that have additional questions about the information contained in this proxy statement or that wish to obtain directions to attend the Annual Meeting and vote in person, should contact the Corporate Secretary at TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001 or at (214) 220-4323.

BY ORDER OF THE BOARD OF DIRECTORS

N. MALONE MITCHELL, 3rd

Chief Executive Officer

Addison, Texas

May 16, 2013

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR SHARES TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

9th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com MR SAM SAMPLE 123 SAMPLES STREET Security Class COMMON SHARES SAMPLETOWN SS X9X 9X9 Holder Account Number C1234567890 X X X Fold Form of Proxy—Annual Meeting to be held on June 24, 2013 This Form of Proxy is solicited by and on behalf of the Board of Directors and Management. Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors. 6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof. 8. This proxy should be read in conjunction with the accompanying documentation provided by Management. Fold Proxies submitted must be received by 10:00 am, Central Time, on Thursday, June 20, 2013. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! . . To Vote Using the Telephone To Vote Using the Internet • Call the number listed BELOW from a touch tone the following web site: telephone. www.investorvote.com 1-866-732-VOTE (8683) Toll Free • Smartphone? Scan the QR code to vote now. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 123456789012345 CPUQC01.E.INT/000001/i1234 00YTVB

. MR SAM SAMPLE C1234567890 XXX 123 Appointment of Proxyholder I/We, being holder(s) of TransAtlantic Petroleum Ltd. (the “Company”) Print the name of the person you are hereby appoint: N. Malone Mitchell, 3rd, Chief Executive Officer of the appointing if this person is someone OR Company, or failing him, Jeffrey S. Mecom, Vice President and Corporate other than the Management appointees Secretary of the Company, or failing him Ian J. Delahunty, or failing him listed herein. Wil S. Saqueton as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual Meeting of shareholders of TransAtlantic Petroleum Ltd. to be held at 16803 Dallas Parkway, Addison, Texas, 75001 on Monday, June 24, 2013 at 10:00 am local time and at any adjournment or postponement thereof. VOTING RECOMMENDATIONS OF THE BOARD OF DIRECTORS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. 1. Election of Directors For Against Withhold For Against Withhold For Against Withhold 01. N. Malone Mitchell, 3rd 02. Bob G. Alexander 03. Brian E. Bayley Fold 04. Charles J. Campise 05. Marlan W. Downey 06. Mel G. Riggs 07. Michael D. Winn For Against Abstain 2. Appointment of Auditors To appoint KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013 and to authorize the Company’s audit committee to determine their remuneration. Fold Authorized Signature(s)—This section must be completed for your Signature(s) Date instructions to be executed. I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting DD / MM / YY instructions are indicated above, this Proxy will be voted as recommended by the Board of Directors. . 999999999999 046615 AR0 TNPQ